Exhibit 10.1

Description of the NS Group, Inc.

Non-Employee Directors 2006 Total Compensation Program

The Non-Employee Directors 2006 Total Compensation Program (the “Program”) of NS Group, Inc. (the “Company”) is retroactively effective as of January 1, 2006 as to the cash payment components and replaces all prior Company non-employee director compensation programs. Under the Program, each non-employee director of the Company is entitled to receive an annual retainer of $30,000, other than the Chairman of the Board, who is entitled to receive an annual retainer of $100,000. The Chairman of the Board is not entitled to any other cash fees under the Program.

Each Board member (other than the Chairman) is entitled to receive $1,300 for each Board meeting attended. Additionally, Board committee annual and meeting fees are as follows under the Program:

•	Audit Committee annual retainer is $6,000, with the Chairman of the Audit Committee entitled to receive an annual retainer of $10,000.
•	Compensation Committee annual retainer is $1,000, with the Chairman of the Compensation Committee entitled to receive an annual retainer of $7,500.
•	Chairmen of all other Board committees are entitled to receive an annual retainer of $5,000.
•	All chairmen and other committee members are entitled to receive $1,000 for each committee meeting attended.
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Mr. C. R. Borland, who serves as Chairman Emeritus effective as of the 2006 Annual Meeting of Stockholders, will continue to receive an additional annual retainer of $29,125, in addition to fees received as a non-employee director.

All Board and committee annual fees will be paid on a quarterly basis.

Under the Program, non-employee directors are entitled to receive $115,000 in long-term incentive (“LTI”) value. All non-employee directors shall have the option of allocating his or her respective LTI amount between restricted shares and non-qualified stock options (“NSOs”). Directors must make his or her allocation selection by December 31 of each year and can choose any combination of restricted shares and NSOs. The allocation chosen shall be in whole percentages and shall be used to calculate the number of NSOs and/or restricted shares to be awarded at the subsequent grant date. Equity grants will be made on the date of the annual shareholder meeting. The stock price used in the calculation shall be the Company’s stock price on the close of business on the annual shareholder meeting. All equity grants shall be made in the form of an agreement, subject to the terms of the appropriate equity plan. The LTI portion of the Program will be effective as of January 1, 2007.

Subject to the non-employee director’s choice of allocation, NSO awards shall be calculated as follows:

•	The formula for calculating stock options to be awarded to each non-employee director is:

($115,000) X (percentage chosen to be in NSOs)

Modified Black-Scholes option value

•	The actual number of NSOs calculated will be rounded.

Subject to the non-employee director’s choice of allocation, restricted shares shall be calculated as follows:

•	The formula for calculating restricted shares to be awarded to each non-employee director is:

($115,000) X (percentage chosen to be in restricted shares)

a discounted restricted share value

•	The actual number of restricted shares calculated will be rounded.

Other Board compensation shall be paid as follows under the Program:

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Compensation for participation in telephonic Board meetings will be $1,300, provided that such meetings are at least 45 minutes in length and of substance. The CEO will approve all telephonic board meetings for payment.

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Wisdom pay in the amount of $1,300 will be provided for special board business at the CEO’s discretion. For example, if the CEO requests that a Board member spend a day on a special project, he/she will be paid $1,300 in addition to appropriate travel pay.

•	Travel pay will be paid at $1,000 for each Board meeting attended in person that requires air travel to a non-home location.
•	Travel pay for special business will be paid at $1,000, provided that travel is to a non-home location.
•	Telephonic committee meetings will be paid at their normal committee fees.
•	Travel expenses will be reimbursed.

In order to foster long-term ownership and to demonstrate continued faith in the Company’s future and well-being, Board members are required to retain 50% of all restricted share awards made to them as part of the Program. The Compensation Committee has the authority to make exceptions to these guidelines

The Compensation Committee administers the Program and maintains discretion to change the Program at any time for any reason, subject to Board approval.